                        Michael F. Easley, Governor

        State of North Carolina

        Office of the Governor

For Release:          IMMEDIATE                                                                                                                                                                                                                                                    Contact:   Seth Effron
Date:                      October 29, 2007                                                                                                                                                                                                                                              Phone:      919/733-5612

GOV. EASLEY ANNOUNCES 100 JOBS IN WAKE COUNTY
 One North Carolina Fund Grant Helps Ply Gem Industries Inc. Locate in Cary

RALEIGH - Gov. Mike Easley today announced that Ply Gem Industries Inc. will relocate to Wake County, creating 100 jobs and investing $2.5 million during the next four years.  The announcement was made possible in part by a $100,000 One North Carolina Fund grant.

“Ply Gem’s decision to locate in North Carolina demonstrates the value of our skilled workforce,” Easley said.  “We will continue making the necessary investments to maintain our business-friendly climate and to continue attracting top-notch companies and jobs to our state.”

Ply Gem Industries Inc. of Kearney, MO, is a manufacturer of exterior residential building products that service the new-construction, repair and remodeling markets.  Ply Gem’s products include vinyl siding, windows, patio doors, fencing, railing and accessories and aluminum windows and siding products marketed under the Mastic, Alcoa Home Exteriors, Variform, MW, Patriot, Alenco, Great Lakes, Napco, Kroy and CWD brand names.  The company will consolidate the various back-office functions from several of its business units into a headquarters in Cary.  While wages will vary by job function, the average weekly wage of the new jobs will be $1,241 plus benefits, which is more than the Wake County average weekly wage of $686 not including benefits.

“Given the geographic markets we serve and the excellent business climate in North Carolina, establishing a corporate headquarters here makes a great deal of sense,” said Gary E. Robinette, Ply Gem’s president and CEO.  “Our company looks forward to having a long-term partnership with the State of North Carolina.”

The One North Carolina Fund assists the state in industry recruitment and expansion by providing financial assistance through local governments to attract business projects that will stimulate economic activity and create new jobs in the state.  One North Carolina Fund grants require and are contingent upon a local match.  Through the use of this Fund, more than 28,000 jobs and $4 billion in investment have been created since 2001.

Other partners that helped make this announcement possible include the N.C. Department of Commerce, the Town of Cary and the Cary Chamber of Commerce.  For more information about the company and employment opportunities, visit www.hrapplync@plygem.com

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